EXHIBIT 10.2

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT is made and entered into as of February 1, 2023, by and between THE EASTERN COMPANY, (the “Employer”) a Connecticut corporation with principal offices at 3 Enterprise Drive, Suite 408, Shelton, CT 06484, and NICHOLAS VLAHOS (the “Executive”).

1. Termination Benefits. The Executive is an “at will” employee of the Employer. The Employer may terminate the Executive by giving two (2) weeks prior written notice to Executive. If Executive’s employment is terminated without Good Reason or in the event of Constructive Termination, the Executive is entitled to:

(a) Any accrued compensation, to be paid to Executive in full in accordance with the Employer’s normal payroll practices.

(b) An amount equal to one time the sum of: (i) Executive’s annual base salary; and (ii) an estimate of the Executive’s annual bonus for the year of Executive’s termination date, based on percent achievement against pro-rata targets, to be paid within 30 days of the Executive’s last day of employment. (For example, if at the time of termination, the Executive has achieved 105% of Plan performance as of the termination date, the Executive will be eligible for 105% times the full annual target bonus.)

(c) Vesting of all equity and equity-based awards granted under the Employer’s stock incentive plans, to be computed on the Executive’s last day of employment and distributed within 90 days of the Executive’s last day of employment.

2. Requirements. To be eligible to receive benefits under Section (1), Executive must deliver to Employer an executed release and waiver, a non-competition agreement with a term of twenty-four (24) months, and a resignation from all offices, directorships and fiduciary positions with Employer, its Affiliates and employee benefit plans, two weeks prior to the last day of Executive’s employment.

3. Definitions.

(a) Good Reason means repeated failures by Executive to comply in a material respect with the written policies or directives of the CEO or the Board of Directors; the Executive’s physical incapacity to perform his duties for any cumulative period of 90 days, unless due to a disability; Executive’s conviction, guilty plea or confession to any felony, or any act of fraud, misappropriation or embezzlement; or Executive’s fraudulent act.

(b) Constructive Termination means a material adverse change in Executive’s position, responsibilities, or compensation, provided that the change does not occur in connection with the termination of Executive’s employment for Good Reason.

IN WITNESS WHEREOF, this Agreement has been executed by.

THE EASTERN COMPANY	EXECUTIVE

/s/ Mark Hernandez	/s/ Nicholas Vlahos
Mark Hernandez, President & CEO Date: February 1, 2023	Nicholas Vlahos Date: February 1, 2023